Exhibit 99.1

USANA’S CEO MYRON W. WENTZ, Ph.D.
HAS BEEN ELECTED TO SERVE ON
IMMUNOSYN CORPORATION’S BOARD OF DIRECTORS

March 17, 2008

LA JOLLA, Calif., Mar. 17, 2008 /PRNewswire-FirstCall/ -- Immunosyn Corporation (OTC Bulletin Board: IMYN) is pleased to announce that Myron W. Wentz, Ph.D., Chief Executive Officer and Chairman of the Board of USANA Health Sciences, Incorporated (NASDAQ:  USNA), was elected to serve as a member of its Board of Directors.  Dr. Wentz will be filling a newly created director position resulting from the increase in the authorized number of directors of Immunosyn.

“To add to our Board of Directors a Ph.D. in microbiology and immunology, and an internationally recognized pioneer in human cell culture technology and infectious disease diagnoses such as Dr. Wentz with his longstanding successful business history in our industry, is a significant and synergistic addition to the leadership of Immunosyn,” stated Stephen D. Ferrone, President and CEO of Immunosyn.  “Because Dr. Wentz is a scientist as well as a highly accomplished businessman, he understands the significance of SF-1019 from a scientific, humanitarian and business perspective.  His industry background, knowledge, network, advice and good counsel will be a substantial benefit to Immunosyn and its shareholders.”

Dr. Wentz founded USANA in 1992 and has been the CEO and Chairman since its inception.  USANA is a public company that develops and manufactures high quality nutritional and personal care products that are sold directly to Preferred Customers and Associates throughout the world.  The success of USANA’s products is largely the result of Dr. Wentz’s insights on cellular nutrition.

In 1974, Dr. Wentz founded Gull Laboratories (the former parent company of USANA) and spent 20 years developing, manufacturing and marketing medical diagnostic test kits designed to detect infectious diseases particularly those caused by viruses. These products were used in private and hospital laboratories around the world. The most successful of Gull’s products was the first commercially available test for the diagnosis of infection with the Epstein-Barr virus (EBV).  Dr. Wentz served as President and Chairman of Gull from 1974 to 1994, when he sold it to Fresenius, a German medical products company.  He continued as Chairman until 1998.

In 1998, Dr. Wentz also founded Sanoviv Medical Institute, a leading-edge holistic medical facility located on the Pacific Coast near Rosarito Beach, Mexico.

“I am privileged to be asked to contribute my industry knowledge and experience toward the success of a company such as Immunosyn, whose dedication to ‘identifying, marketing and distributing biopharmaceuticals derived from biological and natural substances that work with the body rather than against it,’ closely parallels my life’s work,” says Dr. Wentz.

Dr. Wentz received his Doctorate from the University of Utah, an MS degree in microbiology from the University of North Dakota and a BS degree in biology from North Central College in Illinois.  In 1969 Dr. Wentz joined a pathology group in Peoria, IL where until 1973 he served as the infectious disease specialist and directed the microbiology and immunology laboratories for three hospitals in the Peoria area.

During his long and distinguished career in biomedical science, Dr. Wentz has conducted important research on his own and has guided teams of researchers in other parts of the world. Throughout this period he has supported research in the life sciences, extending from the Cardiology Research Center in Moscow to the Linus Pauling Institute at Oregon State University. He is a member of numerous scientific organizations around the world and has written books and published his research in the fields of infectious and degenerative disease.

In recent years Dr. Wentz has turned his attention to humanitarian concerns, funding the Wentz Medical Centre and Laboratory in Uganda and the Wentz Medical Center in Cambodia, both of which serve children in those countries orphaned by diseases such as malaria and HIV. He also funded construction of the Wentz Concert Hall and Fine Arts Center at his North Central College alma mater.

Dr. Wentz’s business acumen has been recognized through a Presidential appointment as an advisor to the SBA and receiving an Ernst & Young Utah Entrepreneur of the Year Award. In 2007 he received the Albert Einstein Award for lifelong achievement in science.

About Immunosyn Corporation

La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs).  Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe. Research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU), auto-immune disorders such as Multiple Sclerosis (MS) and neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS). (For more information on Immunosyn and SF-1019 go to http://www.immunosyn.com)

The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. For additional information, please consult the Company's most recent public filings and Annual Report on Form 10-K for its most recent fiscal year. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.